EXHIBIT 10.6

Letter of Credit Agreement

This Letter of Credit Agreement (“Letter of Credit Agreement”) dated as of April __, 2009 is entered into by and between Cell Genesys, Inc., a Delaware corporation (“Company”) and [                    ] (“Employee”).

WHEREAS, in order to provide additional incentive to Employee to continue providing services to Company, Company desires to enter into a letter agreement (the “Retention Payment Agreement”) with Employee whereunder Employee is entitled to receive a payment under the circumstances set forth therein; and

WHEREAS, Employee is willing to enter into the Retention Payment Agreement with Company provided that Company provides security for its obligations thereunder in the form of a irrevocable standby letter of credit.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Company shall use commercially reasonable efforts to cause to be delivered to Employee an irrevocable, standby letter of credit issued in favor of Employee by Wells Fargo Bank, N.A. (the “Bank”) substantially in the form attached hereto as Exhibit A (the “Letter of Credit”); provided, however, that in the event Bank does not issue such Letter of Credit or substantially in such form, Company shall use commercially reasonable efforts to cause to be issued a standby letter of credit agreement with such bank and in such form as Company and Employee shall reasonably agree (in such cases references to “Bank” and “Letter of Credit” in this Letter of Credit Agreement shall hereinafter refer to such replacement bank or letter of credit). The Letter of Credit shall serve as security for any and all of Company’s obligations to Employee, which may arise under the terms of the aforementioned Retention Payment Agreement. Unless otherwise defined herein or the context otherwise requires, each defined term used herein shall have the meaning ascribed to it in the Retention Payment Agreement, including Exhibit A thereto.

2.	Company shall at all times maintain the Letter of Credit until all obligations of Company have been satisfied in full by payment of the applicable payment amount accrued to Employee under one of the three circumstances set forth in the Retention Payment Agreement (the “Accrued Payment”) or until such time as Employee is no longer eligible to receive any Accrued Payment under the Retention Payment Agreement.

3.	Provided that Company complies with paragraph 4 of this Letter of Credit Agreement, Employee shall, on and after the thirtieth (30th) day following the Entitlement Date (as such term is defined below in Section 4) be entitled to draw on the Letter of Credit as follows: (1) if the Company has not paid Employee the full amount of the Net Entitlement (as defined below) and has not provided Employee reasonable documentation that any withholding obligations related to the Accrued Payment have been satisfied, Employee shall be entitled to draw on the Letter of Credit up to the amount of the Accrued Payment (to the extent not theretofore paid by Company to the Employee) that Employee is entitled to receive pursuant to the Retention Payment Agreement (“Gross Entitlement”); or (2) if the Company has not paid Employee the Net Entitlement but has remitted the withholding taxes related to the Accrued Payment to the related taxing authorities, Employee shall be entitled to draw on the Letter of Credit up to the Gross Entitlement (to the extent not theretofore paid by Company to Employee) net of any withholding tax obligations (such Gross Entitlement after deduction of any withholding tax obligations, the “Net Entitlement”).

4.	Within 5 business days of the date Employee first becomes entitled to payment of the Accrued Payment pursuant to the terms of the Retention Payment Agreement (such date of first entitlement, the “Entitlement Date”), Company shall provide written notice to Employee, with a copy to Wells Fargo Bank, N.A., indicating eligibility under the Retention Payment Agreement and the amount of the Net Entitlement.

5.	If Company shall fail to provide the notice within the period specified in paragraph 4, the Employee shall be entitled to draw on the Letter of Credit up to the amount of the Gross Entitlement, provided that Employee has provided the documentation required in the Letter of Credit.

6.	If Employee’s employment with the Company is terminated and Employee is not eligible for any payment under the Retention Payment Agreement, Employee agrees to surrender the Letter of Credit, execute such documents and take such actions as may be required to cause the Letter of Credit to be terminated as soon as reasonably practicable.

7.	In the event of a Change of Control, as defined in the Retention Payment Agreement, this Letter of Credit Agreement, including without limitation the Company’s obligation to provide Notice, will inure to and be binding upon the Company’s successors. The Company will require any successor to agree in writing to assume this Agreement.

8.	The obligation of Company to provide the Letter of Credit shall terminate when all obligations under the Retention Payment Agreement terminate.

9.	The rights of Employee under this Letter of Credit Agreement shall not be assignable by Employee without Company’s consent, which may be withheld in Company’s sole discretion.

10.	In no event shall the fact that Company established and/or maintains the Letter of Credit or any renewal or replacement thereof be construed as an employment or service commitment by Company (or any of its affiliates), affect Employee’s status as an employee at will who is subject to termination without cause at any time, or interfere in any way with Company’s right (or the right of its affiliates) to change Employee’s compensation or other terms of employment at any time.

11.	Other than Company’s withholding of taxes as required by law, Employee shall be solely responsible for his or her own tax liability with respect to amounts payable to Employee pursuant to the Retention Payment Agreement, this Letter of Credit Agreement and/or the Letter of Credit. To the extent Employee draws on the Letter of Credit in excess of the Net Entitlement (i.e., such draw includes amounts attributed to withholding obligations not satisfied by Company), Employee agrees to timely remit all of Employee’s required taxes related to the Accrued Payment (including amounts that otherwise should have been withheld by Company) to the applicable taxing authorities.

12.	Any failure of Company to perform any of its obligations hereunder shall be a default under the Retention Payment Agreement.

13.	Each of the parties acknowledge that, in light of the uniqueness of the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms and therefore agrees that the other party shall be entitled to specific performance of the terms hereof in addition to any other remedy that it may be entitled, at law or in equity.

14.	Employee hereby acknowledges that knowingly making false statements for the purpose of drawing on the Letter of Credit may be a violation of applicable law in addition to a breach of this Agreement.

15.	This Letter of Credit Agreement shall be governed by the laws of New York, without regard to the principles of conflicts of laws.

IN WITNESS WHEREOF, the parties have caused this Letter of Credit Agreement to be duly executed and delivered as of the date above first written.

CELL GENESYS, INC.

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EMPLOYEE

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